SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PLANAR SYSTEMS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

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1195 NW Compton Drive

Beaverton, OR 97006-1992

AN IMPORTANT REMINDER!

February 21, 2012

Dear Shareholder:

We have previously mailed you a Proxy Statement concerning the upcoming Annual Meeting of Shareholders of Planar Systems, Inc. (the “Annual Meeting”). According to our latest records, your proxy instructions for the Annual Meeting have not yet been received. The Annual Meeting is scheduled to be held on Thursday, March 8, 2012, at 2:00 p.m. local time at the Renaissance Las Vegas Hotel, 3400 Paradise Road, Las Vegas, Nevada.

We are seeking your support on three matters to be voted upon at the Annual Meeting: (1) the election of two members of the Board of Directors; (2) the approval of an amendment to the Company’s articles of incorporation to eliminate the classified structure of the Company’s Board of Directors; and (3) the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2012.

Each of these proposals is described in greater detail in the Proxy Statement mailed to you on or about February 10, 2012. The Board of Directors recommends that you vote “FOR” approval of each of the three proposals.

Please act now to ensure that your Planar shares are represented at the Annual Meeting. Your vote is very important, regardless of the number of shares you currently own. We urge you to vote your shares today, by following either the telephone or internet voting instructions that are enclosed with this letter. You may also sign, date, and return the enclosed proxy card in the envelope provided.

Thank you for your prompt attention to this matter and for your continuing support of your Company.

Very truly yours,

Gerald K. Perkel

President and Chief Executive Officer